United States
                   SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549


                                              FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.





  Commission File Number:       333-62301


                                Nationsbanc Montgomery Funding Corp.

                                Mortgage Pass-Through Certificates
                                Series      1998-1         Trust

  (Exact name of registrant as specified in its charter)


  c/o Norwest Bank Minnesota, N.A.
  11000 Broken Land Parkway

  Columbia, Maryland  21044
  (410) 884-2000


  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)






          A1

          A10



          A11


          A12

          A13

          A14


          A15

          A16

          A2


          A3

          A4

          A5


          A6

          A7

          A8


          A9

          AAPO

          B1


          B2

          B3

          B4


          B5

          B6

          RI


          RII

       (Title of each class of securities covered by this Form)



                                    None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:




    Rule 12g-4(a)(1)(i)   / /
    Rule 12g-4(a)(1)(ii)  / /
    Rule 12g-4(a)(2)(i)   / /
    Rule 12g-4(a)(2)(ii)  / /
    Rule 15d-6            /X/

    Rule 12h-3(b)(1)(i)   /X/

    Rule 12h-3(b)(1)(ii)  / /

    Rule 12h-3(b)(2)(i)   / /

    Rule 12h-3(b)(2)(ii)  / /

 Approximate number of holders of record as of the certification or notice date:



                                        72







        Pursuant to the requirements of the Securities Exchange Act of 1934,


                                     Nationsbanc Montgomery Funding Corp.

                                     Mortgage Pass-Through Certificates
                                     Series       1998-1              Trust

      has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person


  Date :      1/22/99
  By:  /S/   Sherri J. Sharps, Vice President



   Introduction: This form is required by Rules 12g-4,12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.